Exhibit 10.13

Loan Agreement

Between

William Wei Huang

Qiuping Huang

and

Shanghai Free Trade Zone GDS Management Co., Ltd.

April 13, 2016

Loan Agreement

This Loan Agreement (the “Agreement”) is entered into on April 13, 2016 in Shanghai, China by and between the following parties:

William Wei Huang, a citizen of the People’s Republic of China (ID Card No.: 31010719671101125X);

Qiuping Huang , a citizen of the People’s Republic of China (ID Card No.: 31010719611116122X);

(William Wei Huang and Qiuping Huang hereinafter are collectively referred to as the “Borrowers”.)

Shanghai Free Trade Zone GDS Management Co., Ltd., a wholly foreign-owned enterprise duly incorporated under the laws of the People’s Republic of China, with registered address at Room 4056, 4th Floor, 173 Meisheng Road, China (Shanghai) Pilot Free Trade Zone, China (the “Lender”).

(In this Agreement, the above parties are referred to individually as a “Party” and collectively as the “Parties”.)

Whereas:

Shanghai Shu’an Data Services Co., Ltd. (“GDS Shanghai”) is a limited liability company duly incorporated under PRC law, with registered address at Room 432, 26-28 Jiangchangsan Road, Shanghai, and a registered capital of RMB 10 million. The Borrowers are the shareholders of GDS Shanghai;

The Borrowers intend to receive necessary financial support from the Lender to expand the business of GDS Shanghai;

Now, therefore, the Parties agree as follows in order to clarify the rights and obligations of the Borrowers and the Lender under relevant loan arrangements:

Article I Terms and Definitions

1.1                     Unless otherwise specified in this Agreement or in cases where the context demands a different interpretation, the terms used in this Agreement shall have the following meanings:

“Loan” refers to the RMB loan offered by the Lender to the Borrowers;

“Debt” refers to the outstanding balance under the loan;

“Repayment Notice” has the same meaning as stipulated in Article 4.1 of this Agreement;

“Repayment Application” has the same meaning as stipulated in Article 4.2 of this Agreement;

“Effective Date” refers to the date first above written on which the Parties executed this Agreement;

“PRC”, for the purpose of this Agreement, refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

1.2                     The terms referred to herein shall have the following meanings:

“Article” shall, unless otherwise stipulated in this Agreement, be construed as an article of this Agreement;

“Taxes and Fees” shall be construed so as to include any tax, fee, tariff or other charges of similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the above).

The “Lender” and the “Borrowers” shall be construed to include the successors and assignees nominated by the Parties based on their respective interests.

1.3                     Unless otherwise provided, any reference herein to this Agreement or any other agreements or documents shall be construed as the referral to the amendments, variations, substitutions or supplements as are already made or may be from time to time made to this Agreement or such other agreements or documents, as the case may be.

1.4                     The headings hereof have been inserted for convenience of reference only.

1.5                     Unless the context otherwise requires, the words importing the plural shall include the singular and vice versa.

Article II Principal Amount and Interest Rate of the Loan

2.1                    The Parties hereby acknowledge that, upon the execution of this Agreement, the Lender shall provide a loan with a principal amount of RMB 10,000,000 to the Borrowers, including a principal amount advanced to William Wei Huang of RMB 9,990,000, and a principal amount advanced to Qiuping Huang of RMB 10,000.

2.2                  The interest rate of the Loan hereunder is nil, i.e., no interest is accrued thereupon.

Article III Purpose of the Loan

The Borrowers shall use the loan under this Agreement only for business expansion of GDS Shanghai.

Article IV Repayment of the Loan

4.1                     The Lender may, at its own absolute discretion, at any time request that the Debt be discharged, in whole or in part, by the Borrowers, upon a 30-day prior repayment notice to the Borrowers (the “Repayment Notice”). The Lender may request that the Borrowers repay the Debt in whole or in part in the following methods pursuant to the preceding provision:

a)                  Repay the Debt in full by purchasing or designating a third party to purchase the corresponding equity interest held by the Borrowers in GDS Shanghai at such a price equivalent to the amount of the Debt requested to be discharged, provided that the ratio of the equity interest to be so purchased to the equity interest held by the

Borrowers in GDS Shanghai shall be equivalent to the ratio of the Debt required to be discharged to the principal amount of the Loan borrowed by the Borrowers hereunder.; or

b)                  in other ways determined by resolutions passed by the board of directors of the Lender in accordance with its articles of association and the stipulations of applicable laws and regulations.

4.2                     The Borrowers may at any time request to repay the Debt, in whole or in part, by servicing a 30-day prior repayment application (the “Repayment Application”) to the Lender. In such case, Borrower may discharge its Debt by transferring to the Lender the equity interest in GDS Shanghai in the amount equal to the Debt amount to be discharged by the Borrowers, or by the methods recognized by the Lender pursuant to the aforesaid Article 4.1, in whole or in part. In the former situation, the Lender shall have the right to purchase or to designate a third party to purchase part of the equity interest held by the Borrowers in GDS Shanghai at such a price equivalent to the amount of the Debt to be discharged by the Borrowers, provided that the ratio of the equity interest to be so purchased to the equity interest held by the Borrowers in GDS Shanghai shall be equivalent to that of the Debt required to be discharged to the principal amount of the Loan borrowed by the Borrowers hereunder.

4.3                     Upon the expiration of the 30-day period set forth in the Repayment Notice or the Repayment Application, as the case may be, the Borrowers being requested or applied to repay the Debt shall discharge the Debt in accordance with the repayment method specified in the Repayment Notice, or by any other methods determined by a resolution passed by the board of directors of the Lender in accordance with its articles of association and the stipulations of applicable laws and regulations, or by any other methods stipulated in this Agreement.

4.4                     When the borrower discharges the Debt pursuant to the above provisions of this Article IV, the Parties shall execute relevant written documents to acknowledge that the Debt has been absolutely discharged in accordance with the methods agreed upon in this Agreement.

Article V Taxes and Fees

All Taxes and Fees in connection with the Loan shall be borne by the Lender.

Article VI Confidentiality

6.1                     Regardless of the termination of this Agreement, the Borrowers shall keep confidential (i) the execution, performance and content of this Agreement, and (ii) Lender’s trade secrets, proprietary information and client information (the “Confidential Information”) learnt or received by the Borrowers in connection with the execution and performance of this Agreement. The Borrowers may use the Confidential Information solely for the performance of their obligations hereunder. Without the Lender’s written consent, the Borrowers shall not disclose such Confidential Information to any third party; otherwise, such Borrower shall be held liable for the breaching of this Agreement and shall indemnify the Lender against all losses.

6.2                     Notwithstanding any other provisions herein, the effect of this Article VI shall survive the suspension or termination of this Agreement.

Article VII Notification

7.1                    Any communications made as required by or pursuant to this Agreement including notices, demands, requests and other correspondences shall be delivered to the recipient in written form.

7.2                    If any of such notices or other correspondences is transmitted by facsimile or telex, it shall be deemed delivered immediately upon transmission; if delivered in person, it shall be deemed delivered at the time of delivery; if sent by post, it shall be deemed delivered five (5) days after dispatch.

Article VIII Breach of Agreement

8.1                     The Borrowers hereby undertake that it will indemnify correspondingly and hold harmless the Lender against any action, charge, claim, cost, harm, demand, fee, liability, loss and procedure suffered by or incurred to the Lender from the breach of the Borrowers of any of their obligations hereunder.

8.2                     Notwithstanding any other provisions herein, the effect of this Article shall survive the suspension or termination of this Agreement.

Article IX Miscellaneous

9.1                      This Agreement is made in triplicate (3 copies), with each Party holding one (1) copy.

9.2                      The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by PRC laws and regulations.

9.3                      The Parties shall settle any dispute arising out of or relating to this Agreement through amicable negotiation. If any dispute cannot be resolved through negotiation within thirty (30) days, the dispute shall be referred to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the commission’s arbitration rules. The seat of arbitration shall be Shanghai. The arbitration tribunal’s decision shall be final and binding upon the Parties. After such decision takes effect, any party shall have the right to apply for the enforcement of the decision to a court with jurisdiction. The competent court shall have right to grant a provisional remedy upon request of the disputing party, such as a judgment or an order to seize or freeze the breaching party’s properties or equity shares.

9.4                      Any right, power or remedy granted to a Party by any provision of this Agreement shall not exclude the Party from any right, power or remedy granted by other provisions of this Agreement, and any exercise of any right, power or remedy by a Party shall not preclude the Party from exercising other rights, powers or remedies.

9.5                      No failure or delay by any Party in exercising any right, power or remedy (“Such Rights of the Party”) provided by law or under this Agreement shall constitute a waiver of Such Rights of the Party and no single or partial waiver of any Such Rights of the Party shall preclude the exercise of any Such Rights of the Party in other means or the exercise of any other Such Rights of the Party.

9.6                      The headings hereof have been inserted for convenience of reference only. Under no circumstances shall such headings be used for or affect the construction of any provision of this Agreement.

9.7                      The provisions of this Agreement are severable and independent to one another. If at any time one or several articles herein shall be deemed invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

9.8                      Any amendment and supplement of this Agreement shall be made in written form and duly executed by the Parties herein before taking effect.

9.9                      The Borrowers shall not assign its rights and/or obligations hereunder to any third party without the prior written consent of the Lender, while the Lender shall have the rights to assign its rights and/or obligations hereunder to its designated third party upon notifying the other Parties.

9.10               This Agreement is binding on the lawful successors and assignees of the Parties.

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In witness whereof, this Loan Agreement is executed by and between the following parties on the date and at the place first above written.

Borrower

William Wei Huang

Signature:	/s/ William Wei Huang

Borrower

Qiuping Huang

Signature:	/s/ Qiuping Huang

Lender

Shanghai Free Trade Zone GDS Management Co., Ltd.

(Seal)

Signature:	/s/ William Wei Huang

Name: William Wei Huang

Title: Legal Representative